Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],

HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF

INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

THIS SECOND AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is made effective as of the 31st day of August, 2023 (the “Effective Date”), by and between Maruho Co., Ltd., a corporation organized and existing under the laws of Japan with offices at 1-5-22, Nakatsu, Kitaku, Osaka, 531-0071, Japan (“Maruho”) and Journey Medical Corporation, a corporation organized and existing under the laws of Delaware with offices at 9237 East Via De Ventura, Suite 105, Scottsdale, AZ 85258, U.S.A. (“Journey”).  Maruho and Journey may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Maruho entered into that certain Exclusive License Agreement effective as of September 19, 2016 (the “Original Effective Date”) with Dermira, Inc., a Delaware corporation (“Dermira”) pursuant to which Dermira granted to Maruho certain licenses under the Licensed IP Rights (hereinafter defined) covering [***]on the terms and conditions set forth therein (the “Original Agreement”);

WHEREAS, Maruho and Dermira entered into that certain Amended and Restated Exclusive License Agreement effective as of July 29, 2020 (the “First Restatement Date”) pursuant to which the Maruho and Dermira amended and restated the Original Agreement (the “First A&R Agreement”);

WHEREAS, Journey and Dermira entered into that certain Asset Purchase Agreement effective as of March 31, 2021 (such agreement, the “APA”; such date, the “APA Effective Date”), pursuant to which Dermira assigned to Journey the Licensed IP Rights and the First A&R Agreement; and

WHEREAS, the Parties desire to further amend and restate the First A&R Agreement as set forth in more detail below.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.DEFINITIONS

1.1.

“Adverse Drug Experience” means any serious, non-serious or unexpected adverse event associated with the use of a drug in humans, whether or not considered drug-related, that may come to the attention of either of the Parties or their respective Affiliates or Third Party subcontractors with regard to the Product including but not limited to those that are of such a nature and magnitude that they are required under Applicable Law to be reported to the FDA or the Regulatory Authority.

1.2.

“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such entity.

1.3.

“Applicable Laws” means all applicable laws, statutes, rules, regulations and guidelines of any jurisdiction, including, without limitation, all good clinical practices, all good laboratory practices, all good manufacturing practices and all applicable standards or guidelines promulgated by the appropriate regulatory agency such as the FDA or the Regulatory Authority.

1.4.	“ASEAN License Agreement” means that certain Exclusive License Agreement entered into by Maruho and Journey effective as of the date hereof.
1.5.	“Bankrupt Party” has the meaning as set forth in Section 17.17.
1.6.	“Bankruptcy Event” has the meaning as set forth in Section 13.3.
1.7.	“Bankruptcy Code” has the meaning as set forth in Section 13.3.
1.8.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in San Francisco, California, or Osaka, Japan are authorized or required by law to remain closed.

1.9.	“Calendar Quarter” means each three (3) month period commencing on January 1st, April 1st, July 1st and October 1st.
1.10.	“Calendar Year” means the twelve (12) month period commencing on each January 1st.
1.11.	“CEOs” has the meaning as set forth in Section 3.3.
1.12.	“Commercialize” or “Commercialization” means to manufacture for sale, market, promote, distribute, and sell.
1.13.

“Commercially Reasonable Efforts” means the carrying out of Development or Commercialization activities with respect to the Product in a sustained manner using good faith and diligent efforts, using the efforts that a company within the pharmaceutical industry of a similar size to Maruho would reasonably devote to a product.

1.14.	“Confidential Information” has the meaning as set forth in Section 9.1.
1.15.

“Control” or “Controlled” means, with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party without breaching the terms of any agreement with a Third Party.

1.16.

“Dermira FTE Rate” means, as of the First Restatement Date, USD $[***] per annum for the time of an employee for a full-time equivalent person year (consisting of a total of [***] hours per annum) of work ($[***]per day), to be pro-rated on a daily basis provided that if less than eight (8) hours are worked in a day, then the Dermira FTE Rate shall be pro-rated on an hourly basis.  The Dermira FTE Rate shall be increased or decreased each year on the anniversary of the Original Effective Date by a percentage equal to the increase or decrease of the Consumer Price Index for All Urban Consumers (CPI-U) published by the U.S. Bureau of Labor Statistics.

1.17.	“Designee” has the meaning as set forth in Section 3.3.
1.18.	“Develop” or “Development” means to conduct any and all research and development activities necessary to obtain Regulatory Approval to commercialize a drug candidate.

1.19.	“Developed IP” has the meaning as set forth in Section 8.2.
1.20.

“Development Plan” means a development plan written in English for the Development of the Product in the Territory and includes without limitation (a) all non-clinical and clinical studies to be conducted for Regulatory Approval of the Product in the Territory, (b) regulatory requirements for the Product in the Territory, and (c) Journey’s support and assistance for the Development of the Product in the Territory (as Journey has agreed in writing or approved by the Steering Committee).

1.21.	“Development Supply Agreement” has the meaning as set forth in Section 5.1.1.
1.22.	“Exploit” or “Exploitation” means to develop, register, make, have made, manufacture, have manufactured, use, sell, offer for sale, distribute, export and import.
1.23.	“FDA” means the Food and Drug Administration of the United States, or the successor thereto.
1.24.	“Field” means the topical treatment or prevention of axillary hyperhidrosis in human patients for prescription and/or over-the-counter.
1.25.	“First Commercial Sale” means the first sale for use or consumption by the general public of the Product in the Territory following receipt of Regulatory Approval for such Product in the Territory.
1.26.	“Force Majeure Event” has the meaning as set forth in Section 17.4.
1.27.	“GAAP” means Japanese generally accepted accounting principles.
1.28.

“Generic Competitor” means a pharmaceutical product with the same active ingredient, therapeutic dosage, dosing schedule, safety profile, and administration route as the Product, and which has been approved by the Regulatory Authority in the Territory with the Product as the reference product.

1.29.

“Good Manufacturing Practices” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6 and TRS 957 Annex 2, (d) ICH Q7 guidelines, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.30.	“ICDR” has the meaning as set forth in Section 16.3.
1.31.	“Improvements” has the meaning as set forth in Section 2.5.2.
1.32.	“IND” means an investigational new drug application filed with the Regulatory Authority for authorization for the investigation of the Product in the Field.
1.33.	“Indemnitee” has the meaning as set forth in Section 11.3.
1.34.	“Indemnitor” has the meaning as set forth in Section 11.3.
1.35.

“Intellectual Property Rights” means all trade secrets, copyrights, patents and other patent rights, trademarks, moral rights, and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.36.	“Journey Other IP” has the meaning as set forth in Section 8.4.
1.37.	“Journey Product IP” has the meaning as set forth in Section 8.3.
1.38.

“Know-How” means all confidential and proprietary information and data (a) Controlled by Dermira prior to the APA Effective Date and which: (i) Dermira applied to or incorporated into the Product prior to the APA Effective Date, and (ii) are necessary for Maruho to Exploit the Product, (b) Controlled by Journey on or after the APA Effective Date which are necessary for Maruho to Exploit the Product, (c) which is included within the Developed IP, or (d) which is included within the Journey Product IP.

1.39.	“Know-How Perpetual License” has the meaning as set forth in Section 2.1.
1.40.	“Knowledge” has the meaning as set forth in Section 10.2(a).
1.41.	“Licensed IP Rights” means collectively, the Patent Rights and Know-How and the Manufacturing Know-How.
1.42.

“Losses and Claims” means collectively, any and all Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees).

1.43.

“Manufacturing Know-How” means (a) the confidential and proprietary information and data relating to the manufacture of [***] that is Controlled by Dermira as of the First Restatement Date and set forth on Schedule B attached hereto and (b) the confidential and proprietary information and data relating to the manufacture of [***]that was provided to Maruho by Dermira as set forth in Sections 2.7.1 and 2.7.2 of the First A&R Agreement, and by the Shared Manufacturer as set forth in Section 2.8.2.

1.44.	“Maruho Other IP” has the meaning as set forth in Section 8.5.
1.45.	“NDA” means a new drug application filed with the Regulatory Authority for authorization for marketing the Product in the Field.
1.46.

“Net Sales” means the gross sales amount recognized by Maruho, its Affiliates and their respective sublicensees for sales of the Product (other than sales by Maruho, its Affiliates or sublicensees for subsequent resale in which case the final sale to the end user shall be used for calculation of Net Sales), less deductions calculated in accordance with GAAP.  If the calculation of “Net Sales” in accordance with the foregoing would be less than the amount determined in accordance with the “Net Sales” definition under the [***], then upon Journey’s written request, the definition of “Net Sales” shall convert to the definition set forth in the [***].

1.47.	“Non-Bankrupt Party” has the meaning as set forth in Section 17.17.
1.48.

“Patent Rights” means: (a) the patents and patent applications listed in Schedule A and any patents and patent applications within the Developed IP and Journey Product IP, (b) all divisionals and continuations in the Territory that claim priority to the patents or patent applications described in subsection (a), (c) all patents that have issued or in the future issue from any of the foregoing patent applications described in subsections (a) and (b) in the Territory, including utility, model and design patents and certificates of invention, and (d) any reissues, renewals, extensions or additions of any of the foregoing in the Territory.

1.49.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.50.

“Phase 1/2b Clinical Study” means a human clinical trial in the Territory that is intended to initially evaluate the effectiveness of the Product for a particular indication or indications in patients with the disease or indication under study.

1.51.

“Phase 3 Clinical Study” means a human clinical trial in the Territory, which are performed after Phase 1/2b Clinical Study, the results of which could be used to establish safety and efficacy, and to determine warnings, precautions, and adverse reactions of the Product as a basis for an NDA.

1.52.	“Product” or “Products” means a drug product that incorporates [***] as the sole active pharmaceutical ingredient.
1.53.

“Product Trademarks” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof, in each case that are developed and used by Maruho, its Affiliates or its sublicensees in the Development or Commercialization of the Product in the Field and Territory and identifies the Product.  The “Product Trademarks” will not include any trademark registered and maintained by Journey (“Journey Trademark(s)”).  For the avoidance of doubt if a trademark used by Maruho comprises a Journey Trademark, then such trademark is not a Product Trademark and is owned by Journey.

1.54.	“Recipients” has the meaning as set forth in Section 9.2.
1.55.	“Records: has the meaning as set forth in Section 4.3.
1.56.

“Regulatory Approval” means, with respect to the Product, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization that is required by the Regulatory Authority to market and sell the Product in the Field and Territory.

1.57.

“Regulatory Authority” means Koseirodosho, the Japanese Ministry of Health, Labour and Welfare, Pharmaceuticals and Medical Devices Agency and any successor agency thereto responsible for granting Regulatory Approvals for the Product in the Territory.

1.58.

“Regulatory Filings” means, with respect to the Product, any submission to the Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, NDA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.59.	“Relevant Records” has the meaning as set forth in Section 7.1.1.
1.60.

“Report Due Date” means [***]for the reporting period from [***]to [***]in the preceding year, [***]for the reporting period from [***] to [***][t], [***]for the reporting period from [***] to [***], and [***]for the reporting period from [***] to [***].

1.61.	“Reports” has the meaning as set forth in Section 4.4.

1.62.	“Royalty Term” means the period commencing on the Original Effective Date and ending October 1, 2023.
1.63.	“Safety Agreement” has the meaning as set forth in Section 4.5.
1.64.	“Shared Manufacturer” means AMSA S.p.A., an Italian corporation.
1.65.	“Specifications” has the meaning as set forth in Section 3.2.5.
1.66.	“Steering Committee” has the meaning as set forth in Section 3.1.
1.67.	“Taxes” has the meaning as set forth in Section 6.3.1.
1.68.	“Term” has the meaning as set forth in Section 13.1.
1.69.	“Territory” means Japan.
1.70.	“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.71.

“Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction, or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

1.72.	“Withholding Tax Requirement” has the meaning as set forth in Section 6.3.2.

2.LICENSE GRANT

2.1.

License Grant.  Subject to the terms and conditions of this Agreement, Journey hereby grants to Maruho an exclusive (subject to Section 2.2), sublicensable (subject to Section 2.3, and to the extent applicable, to Section 2.4 and Section 2.5), royalty-bearing, registered right and license under the Licensed IP Rights to Exploit the Product in the Field and the Territory (which includes the ability to manufacture [***] and Products on a non-exclusive basis outside of the Territory but exclusively for the sale of Products within the Territory).  Notwithstanding the foregoing, the right and license granted to Maruho under Know-How and Manufacturing Know-How are an irrevocable and perpetual right and license unless (x) Maruho terminates this Agreement pursuant to Section 13.4, or (y) Journey terminates this Agreement pursuant to Sections 13.2, 13.3, or 13.5 (hereinafter the “Know-How Perpetual License”).

2.1.1.

Promptly after execution of this Agreement (and if any Licensed IP Rights are added to this Agreement, promptly thereafter) and upon Maruho’s request, Journey shall register, through Maruho’s assistance, the exclusive right and license granted to Maruho hereunder with the patent office in the Territory.  In the event of a Bankruptcy Event of Journey and at any time prior to the termination of this Agreement, Journey shall not cancel such registration without prior written consent of Maruho.  Maruho shall pay the fees to the patent office for the registration and maintenance (if any) of such exclusive right and license.

2.2.	Grant Back Rights. Maruho hereby grants to Journey and its Affiliates a sublicensable, perpetual, irrevocable, fully paid up, non-exclusive, royalty-free right under the Licensed IP

Rights to make, have made, manufacture or have manufactured [***]and Products within the Territory for use and sale outside of the Territory.

2.3.

Sublicense Rights.  Maruho may sublicense the rights granted to it by Journey under this Agreement to any of its Affiliates without obtaining Journey’s prior approval, or to any Third Party upon Journey’s prior written approval, which approval shall not be unreasonably withheld or delayed, provided that, Maruho provides Journey with written notice of each sublicense within three (3) Business Days after the execution of the applicable sublicense agreement.  Any and all sublicenses shall be subject to the following conditions:

2.3.1.

All sublicenses shall be subject to and consistent with the terms and conditions of this Agreement and shall: (a) preclude the assignment of such sublicense without the prior written approval of Journey, (b) include Journey as a third party beneficiary under the sublicense with the right to enforce the terms of such sublicense, and (c) preclude the granting of further sublicenses in contravention with the terms and conditions of this Agreement.  In no event shall any sublicense relieve Maruho of any of its obligations under this Agreement.

2.3.2.

Maruho shall furnish to Journey a true and complete copy of each sublicense agreement (including any sublicense of Manufacturing Know-How) and each amendment thereto within thirty (30) days after the sublicense or amendment has been executed, provided that Maruho may redact confidential provisions of the sublicense agreement and each amendment that are not reasonably required by Journey to confirm Maruho’s compliance with this Agreement.  In addition, if the executed sublicense agreement or amendment is in Japanese, Maruho has no obligation to provide to Journey with any translation of the document.

2.3.3.

Except with respect to Manufacturing Know-How, Journey agrees that Maruho’s obligation set forth in this Section 2.3 will not apply to the agreements between Maruho or its Affiliates and contract research organizations, contract manufacturing organizations and similar Third Parties in each case performing services for the benefit of Maruho or its Affiliates or a Maruho sublicensee.

2.4.

[***] Rights.  Journey has obtained (through an assignment from Dermira pursuant to the APA) certain intellectual property and data rights (the “[***] Rights”) from [***] and [***]  pursuant to that certain Exclusive License Agreement dated [***], the redacted version of which has been provided to Maruho prior to the Original Effective Date.  If during the Development of the Product it is necessary to utilize the [***] Rights, then the following shall apply:

2.4.1.

For purposes of the license grant under Section 2.1, the Licensed IP Rights shall include the [***] Rights to the extent necessary for the Exploitation of the Product in the Field and in the Territory.

2.4.2.

If Maruho further sublicenses the [***]Rights (as included within the license grant under Section 2.1) to a Third Party (a “[***] Sublicensee”), then Maruho’s sublicense agreement with the [***] Sublicensee (the “[***] Sublicense”) shall be within the scope of the license granted under the [***] Agreement and shall be consistent with the terms of the [***] in all respects.  For clarity, Maruho or [***] Sublicensee will not be under the obligation other than the obligation described in this Agreement and the [***] Agreement.

2.4.3.

Maruho shall (and shall cause each [***] Sublicensee to) (a) indemnify [***] and indemnify [***]) as provided in the [***], in each case as Journey’s sublicensee in the Field in the Territory, subject to conditions and procedures substantially equivalent to those contained in [***], and (b) maintain the  [***] under confidentiality obligations no less protective than those set forth in [***].

2.4.4.

All information provided by Dermira to Maruho prior to the APA Effective Date, or by Journey to Maruho on or after the APA Effective Date, in each case, that constitutes Patent Rights and Technology (as defined in the [***]) shall be governed by the terms of [***].

2.4.5.

[***] shall be intended third party beneficiaries of this Agreement and Maruho shall include in each [***] Sublicense an express statement that [***] are intended third party beneficiaries of the [***] Sublicense.

2.5.	Manufacturing Know-How Sublicense Rights.
2.5.1.

Notwithstanding anything to the contrary contained herein, neither Maruho nor its Affiliates shall have the right to grant any sublicense under the Manufacturing Know-How without Journey’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and in the event that Journey does not consent to a proposed sublicense of the Manufacturing Know-How in accordance with this Section 2.5.1, Journey shall provide to Maruho, in writing, a substantive explanation with respect thereto; provided that Maruho may sublicense its rights under the Manufacturing Know-How, in whole or in part, without the prior written consent of Journey, to the Shared Manufacturer to perform contract manufacturing for the [***] on behalf of Maruho (or its Affiliates) for Products for sale within the Territory.  For the avoidance of doubt, nothing in this Agreement shall be deemed or construed to grant Maruho (or its Affiliates) or any of its sublicensees or subcontractors any rights under Manufacturing Know-How to manufacture or have manufactured any other products, and any rights in the Manufacturing Know-How are solely for the manufacture of the [***] for Products for sale within the Territory.  Any sublicense granted by Maruho in accordance with this Section 2.5 will meet the requirements of Sections 2.3.1 and 2.3.2 above.

2.5.2.

Journey shall solely own any improvements, modifications or derivative works of or resulting from any Manufacturing Know-How, the subject matter described or claimed therein, or the use thereof after the First Restatement Date (collectively, the “Improvements”); provided, however, that such Improvements will be included in the license grant under Section 2.1 above.

2.6.

Exclusivity.  During the Term, and except with respect to the Product under this Agreement, neither Maruho nor any of its Affiliates (nor any sublicensee of Maruho as provided under Sections 2.3, 2.4 or 2.5 of this Agreement) shall Develop or Commercialize in the Field and in the Territory a product that contains an anticholinergic agent, provided that, with respect to this Section 2.6 only, the term “Develop” as applied to Maruho, its Affiliates or its sublicensees does not include basic, non-clinical research activities (but still includes clinical research activities such as clinical trials and other non-clinical registration enabling research such as toxicology studies).  During the Term, neither Journey nor any of its Affiliates shall itself (and neither shall grant a license to any Third Party to) Develop or Commercialize in the Field and in the Territory a product that contains [***] (alone or in combination with another drug substance); provided that the foregoing shall not restrict Journey or its Affiliates from exercising its rights under Section 2.2 or granting a license to the Manufacturing Know-How to a Third Party performing contract manufacturing services solely for the [***] on behalf of Maruho (or its Affiliates) for Products for sale within the Territory.

2.7.

No Additional Rights.  Nothing in this Agreement shall be construed to confer any rights upon Maruho by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of Journey or its Affiliates other than the Licensed IP Rights.

2.8.	Manufacturing Know-How.
2.8.1.

Maruho acknowledges and agrees that, as of the Effective Date, Dermira has completed its obligations to transfer Manufacturing Know-How and provide any related assistance pursuant to Sections 2.7.1 and 2.7.2 of the First A&R Agreement.

2.8.2.

As of the Effective Date, the Parties acknowledge that the Shared Manufacturer has access to certain Confidential Information of Journey (including Manufacturing Know-How) that may be necessary or required for the manufacture of [***]and Products for sale in the Territory by Maruho (or its Affiliate).  With the prior written consent of Journey, which shall not be unreasonably withheld, conditioned or delayed, Maruho may contact, or otherwise engage in discussions with the Shared Manufacturer with respect to such Confidential Information, solely to the extent necessary or required for the manufacture of [***] and Products for sale in the Territory by Maruho (or its Affiliate).  Any disclosure of Confidential Information to Maruho pursuant to this Section 2.8.2 by the Shared Manufacturer shall be deemed to be a disclosure of Confidential Information by or on behalf of Journey to Maruho and shall be explicitly subject to Section 9. Journey shall enable the ability of the Shared Manufacturer to disclose such Confidential Information to Maruho.

3.GOVERNANCE

3.1.

Establishment of Steering Committee.  No later than thirty (30) days after the Original Effective Date, the Parties will establish a committee to oversee and monitor the Development and Commercialization of the Product in the Territory (the “Steering Committee”).

3.1.1.

The Steering Committee will be composed of three (3) representatives of each Party, who shall be appointed (and may be replaced at any time) by such Party on written notice to the other Party in accordance with this Agreement.  Any member of the Steering Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Steering Committee.

3.1.2.

The Steering Committee will be held at least twice each year during the Term, or more frequently as agreed by the Steering Committee provided that the minimum frequency will be decreased to once each year after the first anniversary of the First Commercial Sale of the Product.  The location of regularly scheduled in-person Steering Committee meetings shall alternate between the offices of the Parties, unless otherwise agreed.  Meetings may be held telephonically, provided that at least one meeting in a Calendar Year is an in-person meeting.  If exigent circumstances exist, and upon the written request of either Party, a special meeting of the Steering Committee may be convened to discuss and review any material quality issues with respect to the Product in accordance with Section 3.2.3.

3.1.3.

The Party hosting any Steering Committee meeting shall appoint one person (who need not be a member of the Steering Committee) to attend the meeting and record the minutes of the meeting.  Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and distribution.  A final copy of the minutes of each meeting, clearly describing any formal actions taken by the Steering Committee, shall be approved and signed by a representative from each Party within thirty (30) days after the meeting.

3.1.4.	The Steering Committee will operate by unanimous consent, with each Party having a single vote.
3.1.5.	At any time during the Term and for any reason, Journey shall have the right to withdraw from participation in the Steering Committee effective immediately upon written notice to Maruho.
3.2.

Steering Committee Responsibilities.  In addition to and without limiting the general oversight functions described above, the Steering Committee shall perform the following functions specific to Maruho’s Development and Commercialization of Product in the Field and Territory (other than the function described in 3.2.7 which is specific to Journey’s development and Commercialization):

3.2.1.	review and approve the Development Plan and any proposed amendments to the Development Plan;
3.2.2.

review and approve the following, for which Maruho will prepare summaries, each with sufficient detail regarding, as applicable, general strategy, dosing, efficacy, safety, and inclusion and exclusion criteria: (a) any non-clinical studies and protocols and any non-clinical study report conclusions; (b) any clinical trial protocols and any clinical study report conclusions, (c) any Regulatory Filing, and (d) any scientific publication or public presentation regarding [***]or Product.  With respect to the approval process under Section 3.2.2, at Maruho’s discretion, the applicable summary may be sent directly to Journey’s Steering Committee members and if such Steering Committee members have not responded within seven (7) Business Days, then the applicable approval shall be deemed given by Journey’s Steering Committee members.  Maruho shall provide the summaries in English, but shall not be obligated to translate the underlying protocols and documents identified in Section 3.2.2, provided Maruho shall continue to be obligated to maintain and make available such protocols and documents in accordance with Section 4.3;

3.2.3.

review any material quality issues with respect to the Product that may impact Journey’s or Maruho’s development and Commercialization of the Product, and discuss any necessary remedial action to be undertaken with respect thereto;

3.2.4.

review any material changes to the manufacturing of [***]or Products, or any material updated information (including Improvements) which are necessary or useful with respect thereto, for which each Party will endeavor to disclose such information to the JSC in a timely manner;

3.2.5.

review and discuss any changes, modification or amendment to the specifications set forth on Schedule D attached hereto (the “Specification” or “Specifications”) and any material changes thereto, which Maruho shall provide to the Steering Committee on a timely basis;

3.2.6.	review and approve the commercialization plan and proposed amendments to the commercialization plan;
3.2.7.

review and approve requests by Maruho for Journey support and assistance in connection with the Development of the Product in the Territory; provided that any Journey support and assistance shall be provided in Journey’s sole discretion and shall be at Journey’s cost and expense, and any other support and assistance to be provided by Journey shall be subject to further negotiation between the Parties;

3.2.8.	review and discuss proposed candidates (other than the Shared Manufacturer) to perform contract manufacturing for the [***] for Products to be sold within the Territory;
3.2.9.	review Journey’s progress of its development and the Commercialization of the Product outside the Territory;
3.2.10.	establish working committees and delegate authority of the Steering Committee thereto as the Steering Committee deems necessary; and
3.2.11.	serve as the first forum for settlement of disputes or disagreements arising from the Development or Commercialization of the Product in the Territory, unless otherwise indicated in this Agreement.
3.3.

Decision Making.  Decisions of the Steering Committee shall be made by unanimous vote, with each Party having one vote.  If the votes required to approve a decision cannot be reached within the Steering Committee, then the Parties shall refer the matter, within ten (10) Business Days after the matter was first considered by the Steering Committee, to their respective Chief Executive Officers (“CEOs”) or a representative designated by CEOs (“Designee”) for discussion and attempted resolution in good faith.  Such resolution, if any, of a referred matter by the CEOs or Designees shall be final and binding upon the Parties and shall be considered a decision of the Steering Committee for purposes of this Agreement.  If fourteen (14) Business Days after the matter was first submitted to the CEOs, the CEOs or Designees are unable to reach consensus, then (i) Journey shall have the deciding vote on any matter that could potentially result in a negative impact on the development or Commercialization of the Product outside of the Territory and (ii) Maruho shall have the deciding vote on any matter substantially related to Development, manufacture or Commercialization of the Product in the Field and Territory, provided that is also not a matter within clause (i).  For any disputed matters at the Steering Committee that are not resolved by the CEOs or Designees and do not fall within clauses (i) or (ii), the Parties shall submit the matter to arbitration in accordance with Section 16.3.

4.DEVELOPMENT AND COMMERCIALIZATION

4.1.

Development Efforts.  Maruho shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Develop the Product in the Field and Territory in accordance with the approved Development Plan and in accordance with all Applicable Laws.  In connection with its efforts to Develop the Product, Maruho shall bear all responsibility and expense for filing Regulatory Filings in Maruho’s name and obtaining Regulatory Approval for the Product in the Field and Territory.  Maruho will undertake such activities at its sole expense.  Without the prior written consent of Journey, Maruho shall not contact any Third Party, or otherwise engage in discussions with a Third Party, regarding access to such Third Party’s data that may be used in connection with the Development or the Regulatory Approval of the Product in the Field and Territory.

4.2.

Commercialization. Maruho shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize the Product in the Territory.  Maruho will undertake such activities at its sole expense.

4.3.

Records.  Maruho shall maintain records of the Development or Commercialization of the Product in the Territory in sufficient detail and in good scientific manner as shall reflect, to the reasonable extent, work done by Maruho or by a Third Party on Maruho’s behalf and results achieved (the “Records”), including data in the form required under any applicable governmental regulations, as well as Good Manufacturing Practices in the Territory record retention practices.  For avoidance of doubt, Records include all correspondences between Maruho (or a Third Party on Maruho’s behalf) and any government agency including but not limited to the Regulatory Authority.  For clarity, the Relevant Records defined in Section 7.1.1 are not included in the definition of the Records.

4.3.1.	Maruho shall maintain the Records during the Term and for a period equal to the longer of (a) ten (10) years or (b) the period of time required by Applicable Laws.
4.3.2.

Within three (3) months of the Original Effective Date, Maruho shall have established an electronic repository reasonably acceptable and accessible to Dermira.  Maruho shall maintain such repository and ensure to a reasonable extent that the Records are placed therein no later than five (5) Business Days after creation of such Records.  For avoidance of doubt, other than the Records necessary for the Steering Committee review and approval as enumerated in Section 3.2, Maruho has no obligation to translate any of the other Records or any other documents from Japanese into English that are deposited in the electronic repository.

4.4.

Reports.  No later than the Report Due Date, Maruho shall provide to Journey a written report, in the English language, that contains the results of the Development or Commercialization of the Product for such Calendar Quarter, including status of any non-clinical or clinical study, study findings, summary of discussions with the Regulatory Authority, total monthly sales calculation of Net Sales of Product (with explicit enumeration of all deductions) and all royalty due (including explicit enumeration of any foreign exchange rates employed), and invention disclosure (“Reports”).  Maruho shall also provide Journey with such additional information as Journey may reasonably request, at such times as Journey reasonably requests, in order for Journey to comply with its reporting obligations or to verify Maruho’s compliance with its obligations under this Agreement.

4.5.

Safety Reporting.  Maruho acknowledges that Journey has certain reporting obligations to the FDA regarding the Product.  Maruho shall cooperate with Journey and shall ensure that Journey is provided with all information in a timely manner to enable Journey to comply with its reporting obligations to the FDA or its equivalent outside of the Territory.  As of the Effective Date, the Parties have entered into a safety agreement governing the Parties’ respective responsibilities with respect to Adverse Drug Experiences, complaints and other safety-related matters relating to the Product (the “Safety Agreement”).

4.5.1.	Journey shall own and maintain the global safety database with respect to the Product at its own cost.

4.5.2.

Any Adverse Drug Experience known by a Party or its Affiliates or Third Party subcontractors must be reported to the other Party in writing in accordance with the timelines and procedures set forth in the Safety Agreement.

4.5.3.	Maruho shall cooperate with Journey to ensure the collection, reporting and follow-up of any safety data in the Territory.
4.5.4.

Journey shall have the final decision on any drug safety or pharmacovigilance matters from the global perspective; provided that Maruho shall have the responsibility to conduct pharmacovigilance activities in the Territory and to reimburse Journey for out of pocket cost and expenses related to specified pharmacovigilance activities in the Territory, as further described in Section 6.1.4.

4.5.5.

Maruho shall not, and shall ensure that each of its Affiliates and sublicensees (including their respective employees, agents or Third Party subcontractors) shall not, make any public statement or give any public opinion on drug safety or pharmacovigilance matters, whether orally or in writing, without first having received Journey’s express written consent to do so, provided that Journey shall not withhold, delay or condition such consent in a manner that would result in Maruho’s non-compliance with Applicable Law and further provided that once Journey has provided its consent for a particular statement or opinion then Maruho shall be able to freely release such statement or opinion without the need for additional consent.

5.MANUFACTURE OF PRODUCT

5.1.	Development Supply.
5.1.1.

Development Supply Agreement.  Pursuant to that certain Development Supply Agreement entered into between the Maruho and Dermira and effective as of March 1, 2017 (the “Development Supply Agreement”), Dermira agreed to be responsible for the supply of [***]for Maruho’s non-clinical and clinical Development meeting the specifications set forth in Exhibit A attached thereto (as amended from time to time by the Parties).  The Parties acknowledge and agree that as of the First Restatement Date, the Development Supply Agreement has expired based on the mutual agreement of Maruho and Dermira, except that Sections 3.3 (with respect to Drug Substance, as defined therein, delivered by Dermira prior to the First Restatement Date) and 7.5 of the Development Supply Agreement shall survive such expiration, and from and after the First Restatement Date, Maruho shall be solely responsible for the procurement and manufacture of [***]and the Product for Maruho’s non-clinical and clinical Development.  If, following the First Restatement Date, either Party reasonable determines that events or circumstances require the amendment or modification of the terms of any pharmacovigilance agreement between the Parties, the Parties agree to negotiate in good faith with respect to such amendment or modification.

5.2.	Commercial Supply.
5.2.1.

Supply.  As of the First Restatement Date, Maruho shall be solely responsible, at its sole cost and expense, for the commercial procurement and manufacture of [***]meeting the Specifications for Maruho’s Commercialization of Product in the Territory.

5.2.2.

Regulatory Authority Inspections.  From and after the First Restatement Date, if any Regulatory Authority performs an audit or inspection of the facility used to produce or manufacture [***] or Products to be sold in the Territory, Maruho shall be solely responsible for coordinating such inspection or audit with the facility and producing such documents and information as may be requested or required by the Regulatory Authority.

6.PAYMENT TERMS

6.1.	Payment Terms.
6.1.1.

Upfront Payment.  In partial consideration of the licenses and rights granted to Maruho hereunder, within fifteen (15) Business Days following the Original Effective Date, Maruho shall have paid to Journey a one-time upfront, non-refundable and non-creditable payment of [***] (USD $[***]).

6.1.2.

Milestone Payments.  In further consideration of the licenses and rights granted to Maruho hereunder, upon achievement of each Milestone set forth below, the corresponding non-creditable and non-refundable Milestone Payment shall be payable by Maruho to Journey.  Maruho shall notify Journey as soon as practicable upon achievement of each Milestone, but no later than three (3) Business Days after Maruho’ s determination of achievement and Journey shall submit an invoice for the applicable Milestone Payment within three (3) Business Days after such notice.  Maruho shall pay to Journey each applicable Milestone Payment within thirty (30) days after such Milestone is achieved.

MILESTONE	MILESTONE PAYMENT
(1) [***]	[***]
(2) [***]	[***]
(3) Upon first achievement of aggregate Net Sales of at least [***] Yen (¥[***]) during Maruho’s fiscal year (October 1st to September 30th)	[***]
(4) Upon first achievement of aggregate Net Sales of at least [***] Yen (¥[***]) during Maruho’s fiscal year (October 1st to September 30th)	[***]
(5) Upon first achievement of aggregate Net Sales of at least [***]Yen (¥[***]) during Maruho’s fiscal year (October 1st to September 30th)	[***]
(6) Upon first achievement of aggregate Net Sales of at least [***] Yen (¥[***]) during Maruho’s fiscal year (October 1st to September 30th)	[***]

For the avoidance of doubt (a) a Milestone achieved by a sublicensee or assignee of, or Third Party retained by, Maruho or its Affiliates shall be deemed to have been achieved by Maruho for purposes of this Section 6.1.2, and (b) if more than one Milestone is achieved at the same time, then each applicable Milestone Payment will be due and payable (by way of example, if during Maruho’s first fiscal year after First Commercial Sale, there are Net Sales of over [***] Yen (¥ [***]), then Milestone Payment 3 and Milestone Payment 4 would both be due and payable.)

6.1.3.	Royalty Payments.
(a)

In further consideration of the licenses and rights granted to Maruho hereunder, during the Royalty Term, Maruho shall pay to Journey [***] percent ([***]%) of Net Sales of Product in the Territory.  After the First Commercial Sale, the Net Sales and the royalty due shall be part of the Reports in accordance with Section 4.4.  The applicable royalty payment shall be due no later than the Report Due Date.  For clarity, Maruho shall pay royalties on any Net Sales of Products in the Territory that occurred prior to October 1, 2023 (regardless of when payment for such Net Sales is received) but shall have no obligation to pay royalties on any Net Sales of Products in the Territory that occur thereafter.

(b)

If a Generic Competitor is first marketed and sold in the Field and Territory during the Royalty Term, then the royalty rate in Section 6.1.3(a) shall be lowered from [***] percent ([***]%) to [***] percent ([***]%) effective at the beginning of the subsequent Calendar Quarter.

6.1.4.

Pharmacovigilance Reimbursement.  Maruho shall reimburse Journey on a pass-through basis for all reasonable out of pocket costs and expenses directly incurred by or on behalf of Journey on or after October 1, 2023 in connection with [***].  For clarity, such reimbursement shall include all reasonable out of pocket costs and expenses directly incurred by or on behalf of Journey in connection with [***].  For clarity, Maruho shall only reimburse on a pass-through basis for all reasonable out of pocket costs and expenses accompanied with fully supporting documentation such as invoice of the costs.

6.1.5.

Other Payments.  For payments other than Milestone Payments or royalty payments, each Party shall pay to the other Party any other amounts due under this Agreement (that is not disputed in good faith) within thirty (30) days following receipt of invoice, which shall include sufficient detail and description regarding the invoiced amount.  If any portion of the invoiced amount is disputed, the Parties shall discuss in good faith to resolve the matter.

6.1.6.	Late Payments. Any late payments shall bear interest, to the extent permitted by law, at one and one half percent (1.5%) per month.
6.2.	Payment Method.
6.2.1.	Any payments under Section 6 that are initially calculated in currencies other than the US dollar shall be converted into US dollars at the average of the daily foreign exchange rates published in the online version of the Wall Street Journal (currently located www.wsj.com) for the Calendar Quarter for which such payments apply, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period.

6.2.2.

All payments from Maruho to Journey shall be made by wire transfer in US Dollars to the credit of such bank account as may be designated by Journey in writing to Maruho.  Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

6.3.	Taxes.
6.3.1.

It is understood and agreed between the Parties that any amounts payable by Maruho to Journey hereunder are exclusive of any and all applicable sales, use, value-added tax, general sales tax, excise, property, and other taxes, levies, duties or fees in the Territory (collectively, “Taxes”).  Maruho shall be responsible for billing and collection from its customers and remitting to the appropriate taxing authority any and all Taxes which it is required to collect or remit.  Each Party will be responsible for its own income and property taxes.

6.3.2.

If Maruho is required to make a payment to Journey subject to a deduction of tax or withholding tax (a “Withholding Tax Requirement”) then the sum payable by Maruho (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Journey receives a sum equal to the sum which it would have received had no such Withholding Tax Requirement been applicable, and the amount required to be deducted or withheld shall be remitted by Maruho in accordance with Applicable Law in the Territory.  Any such withholding taxes required under Applicable Law in the Territory to be paid or withheld shall be an expense of, and borne solely by, Maruho.

6.3.3.

The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other Party in connection with any payment made by Maruho to Journey under this Agreement.

7.FINANCIAL RECORDS; AUDIT RIGHTS

7.1.	Relevant Records.
7.1.1.

Relevant Records.  Maruho shall maintain accurate financial books and records pertaining to the sublicensing of the Licensed IP Rights pursuant to Sections 2.3, 2.4 and 2.5 and Maruho’s sale of the Product, including any and all calculations of the applicable fees (collectively, “Relevant Records”).  Maruho shall maintain the Relevant Records for the longer of: (a) three (3) years following expiration or termination of this Agreement or (b) the period of time required by Applicable Law.

7.1.2.

Audit Request.  Journey shall have the right during the Term and for twelve (12) months thereafter to engage, at its own expense, an independent auditor reasonably acceptable to Maruho to examine the Relevant Records from time-to-time, but no more frequently than once every twelve (12) months, as may be necessary to verify compliance with the terms of this Agreement.  Such audit shall be requested in writing at least seven (7) days in advance, and shall be conducted during Maruho’s normal business hours and otherwise in manner that minimizes any interference to Maruho’s business operations.

7.1.3.

Audit Fees and Expenses.  Journey shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment of Maruho of more than [***] as to the period subject to the audit, Maruho shall reimburse Journey for any reasonable and documented out-of-pocket costs and expenses of the audit within thirty (30) days after receiving invoices thereof.

7.1.4.

Payment of Deficiency.  If any audit establishes that Maruho underpaid any amounts due to Journey under this Agreement, then Maruho shall pay Journey any such deficiency within thirty (30) days after receipt of written notice thereof.  For the avoidance of doubt, such payment will be considered a late payment, subject to Section 6.1.6.

8.INTELLECTUAL PROPERTY RIGHTS

8.1.

Pre-existing IP.  Each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to the Original Effective Date, and, as it relates to Manufacturing Know-How, Journey shall own all rights, title and interests in and to any Intellectual Property Rights in the Manufacturing Know-How that are owned, licensed or sublicensed (a) by Dermira prior to the First Restatement Date or (b) by Journey after the APA Effective Date.

8.2.

Developed IP.  Journey shall solely own all rights, title and interests in and to any Intellectual Property Rights that are both: (a) related to the Product, and (b) conceived, developed or reduced to practice by Maruho, its Affiliates or its sublicensees on or following the Original Effective Date (collectively, “Developed IP”).  Maruho hereby assigns to Journey all right, title and interest in and to the Developed IP.

8.3.

Journey Product IP.  Journey shall retain all rights, title and interests in and to any Intellectual Property Rights that (a) were conceived, developed or reduced to practice by Dermira or its Affiliates after the Original Effective Date or (b) are conceived, developed or reduced to practice by Journey or its Affiliates on and after the APA Effective Date, and in each case of (a) and (b), are necessary to Develop or Commercialize Product (the “Journey Product IP”).  Journey shall notify Maruho of the filing of any patent application in the Territory with respect to the manufacture of [***]or Products as soon as reasonably practicable.

8.4.

Journey Other IP.  As between the Parties, Journey shall retain all rights, title and interests in and to any Intellectual Property Rights that (a) were conceived, developed or reduced to practice by Dermira or its Affiliates after the Original Effective Date or (b) are conceived, developed or reduced to practice by Journey or its Affiliates on and after the APA Effective Date, and in each case of (a) and (b), are not necessary to Develop or Commercialize Product (the “Journey Other IP”).  For avoidance of doubt, licenses granted to Maruho under this Agreement exclude Journey Other IP.

8.5.

Maruho Other IP.  Maruho shall retain all rights, title and interests in and to any Intellectual Property Rights that are conceived, developed or reduced to practice by Maruho or its Affiliates after the Original Effective Date and are not Developed IP (the “Maruho Other IP”).  Subject to the terms of this Agreement, including Sections 2.5.2, 8.2 and 8.6, Maruho shall notify Journey of the filing of any patent application in the Territory with respect to the manufacture of [***] or Products as soon as reasonably practicable.  For avoidance of doubt, the rights assigned to Journey under this Agreement exclude Maruho Other IP.

8.6.	Patents.
(a)

Patent Prosecution, Maintenance and Enforcement.  Journey shall have the sole right and responsibility for filing, prosecuting (including in connection with any reexaminations, oppositions and the like), maintaining and enforcing the Patent Rights in the Territory in Journey’s name and at Journey’s own cost and expense.  Journey shall use Commercially Reasonable Efforts to obtain up to five (5) years of patent term extension for the Patent Rights in the Territory.

(b)

Assistance.  Maruho will provide reasonable assistance to Journey, at Journey’s expense, including but not limited to bearing the Maruho’s labor cost calculated based on the same rate to the Dermira FTE Rate, in connection with the filing, prosecution and maintenance of the Patent Rights in the Territory, where such assistance shall include providing access to relevant persons and executing all documentation reasonably requested by Journey.  As reasonably requested by Journey in writing reasonably in advance, Maruho shall cooperate in obtaining patent term restoration, supplementary protection certificates or their equivalents, and patent term extensions with respect to the Patent Rights in the Territory.

8.7.

Product Trademarks.  Journey shall notify Maruho of the filing of any trademark application for the Product as soon as reasonably practicable.  Upon Journey’s request, Maruho shall evaluate in good faith the use of a Journey Trademark for the Product in the Territory.  If Maruho uses a Journey Trademark for the Product, Journey shall grant to Maruho an exclusive, sublicensable right to use such Journey Trademark for the Development and Commercialization of the Product in the Field and Territory without any additional consideration and Journey shall prosecute and maintain such Journey Trademark in the Territory at Maruho’s cost.  If Maruho elects not to use a Journey Trademark, it may choose another trademark(s) and shall solely own such Product Trademark(s).

9.CONFIDENTIALITY

9.1.

Definition.  “Confidential Information” means the terms and provisions of this Agreement, inventions, processes, materials, chemicals, know-how and ideas, and other business, commercial, technical and financial information, that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates.  As between the Parties, all Know-How and Manufacturing Know-How shall be considered Journey’s Confidential Information.

9.2.

Obligations.  The receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care for a pharmaceutical company in a major market country.  The receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors (including any Third Party that has contracted with such subcontractors), sublicensees, consultants, attorneys, and accountants, banks and investors (collectively, “Recipients”), in each case, who have a need-to-know such information for purposes related to this Agreement, provided that the receiving Party shall hold such

Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

9.3.	Exceptions.
9.3.1.	The obligations under this Section 9 shall not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information:
(a)

is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information;

(b)	was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party;
(c)	is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or
(d)	is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use of the Confidential Information.
9.3.2.

The restrictions set forth in this Section 9 shall not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Laws or a court order or other governmental order, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel.  If and whenever any Confidential Information of the disclosing Party is disclosed in accordance with this Section 9.3.2, such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).

9.3.3.

In the event that Journey wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments or royalties payable hereunder, Journey may disclose to a Third Party Confidential Information of Maruho in connection with any such proposed assignment, provided that Journey shall provide notice to Maruho and shall hold such Third Parties to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

9.4.

Right to Injunctive Relief.  The Parties agree that breaches of this Section 9 may cause irreparable harm to the non-breaching Party and shall entitle the non-breaching Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

9.5.	Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party.  Notwithstanding the foregoing, (i) each Party may keep a copy of Confidential Information to the extent such retention is required to comply with Applicable Law, provided such Confidential Information is not used for any purpose other than compliance with such Applicable Law, and (ii) each Party’s counsel may retain a copy of any Confidential Information solely for the purpose of establishing compliance with the terms of this Agreement in the event of a dispute regarding the same.

10.REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1.

Representations and Warranties by Each Party.  Each Party represents and warrants to the other Party as of the Effective Date, the First Restatement Date, the Original Effective Date and during the Term that:

(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;
(b)

it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;
(d)	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and
(e)

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

10.2.	Representations and Warranties by Journey. Journey represents and warrants that:
(a)

to Dermira’s Knowledge as of the Original Effective Date (a) there is no claim pending alleging that the Exploitation of the Product in the Field within the Territory infringes, misappropriates or otherwise violates the Intellectual Property Rights of a Third Party, and (b) there is no claim pending or threatened by Journey alleging that a Third Party is or was infringing, misappropriating or otherwise violating the Licensed IP Rights in the Field within the Territory.  As used herein, “Knowledge” means with respect to a matter, (i) the actual knowledge of such matter or (ii) the knowledge of such matter that would have been obtained by Journey or any of its employee or officers after due inquiry as would cause a reasonably prudent person to make due inquiry in respect of such matter and such reasonably prudent person would, after such due inquiry, gain such knowledge, or (iii) knowledge that a person in the position of such person should have in the careful exercise of their responsibility;

(b)	as of the Original Effective Date, the [***] has been executed and delivered by [***] and remains in full force and effect;
(c)

to Journey’s Knowledge as of the Effective Date, there is no claim pending or threatened by Journey alleging that a Third Party is or was infringing, misappropriating or otherwise violating the Manufacturing Know-How in the Field within the Territory;

(d)

to Journey’s Knowledge, as of the Effective Date, the Licensed IP Rights includes all the right, title, interests, information and data that is required for Maruho to manufacture the [***] or Products for sale in the Field within the Territory; and,

(e)	Journey shall comply with the terms of this Agreement and all Applicable Law with respect to the performance of its obligations hereunder.
10.3.	Representations and Warranties by Maruho. Maruho represents and warrants to Journey that:
(a)

all Product Commercialized by, or under authority of, Maruho shall be: (i) packaged, labeled, handled, stored and shipped by Maruho, in accordance with, and shall conform to, the applicable Specifications, and (ii) packaged, labeled, handled, stored and shipped by Maruho in compliance with all Applicable Laws including, the Good Manufacturing Practices applicable to Products offered for sale in the Territory; and

(b)	it shall comply with the terms of this Agreement and all Applicable Law with respect to the performance of its obligations hereunder.
10.4.

No Other Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS SECTION 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  ANY INFORMATION PROVIDED BY JOURNEY OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

11.INDEMNIFICATION

11.1.

Indemnification by Journey.  Journey shall defend, indemnify and hold harmless Maruho and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns, from and against any Losses and Claims arising or resulting from: (a) infringement of a Third Party’s Intellectual Property Rights by the Exploitation of the Product in the Field and in the Territory to the extent the Losses and Claims arise from [***] or Product in the form set forth in the specifications defined in Exhibit A attached to the Development Supply Agreement as supplied by Dermira prior to the First Restatement Date, (b) the negligence, recklessness or wrongful intentional acts or omission of Dermira, its Affiliates, subcontractors or sublicensees in the supply of [***] or Product to Maruho prior to the First Restatement Date, (c) breach by Journey of any representation, warranty or covenant as set forth in this Agreement or (d) manufacture of the [***] or the Product as supplied by Dermira prior to the First Restatement Date.  For avoidance of doubt, the foregoing indemnification does not include Losses and Claims that arise (i) as a result of a change to the manufacturing processes, in-process tests, in-process specifications or specifications defined in Exhibit A attached to the Development Supply Agreement, in each case that are requested by Maruho, or (ii) as a result of an allegation or finding of trademark infringement of a Third Party trademark by a Product Trademark or Maruho’ s use of a Journey Trademark in the Territory.

11.2.

Indemnification by Maruho.  Maruho shall defend, indemnify and hold harmless Journey and its Affiliates (and if applicable, [***] and/or [***]in accordance with Section 2.4.3), and their respective officers, directors, employees, contractors, agents and assigns, from and against any Losses and Claims arising or resulting from: (a) the Development of a Product by Maruho, its Affiliates, subcontractors or sublicensees to the extent that such Losses and Claims are not the result Journey’s negligence, recklessness, or wrongful intentional acts or omissions, (b) the Commercialization of a Product by Maruho, its Affiliates, subcontractors or sublicensees, (c) the negligence, recklessness or wrongful intentional acts or omissions of Maruho, its Affiliates, subcontractors or sublicensees with respect to the performance of Maruho’s obligations under this Agreement, (d) breach by Maruho of any representation, warranty or covenant as set forth in this Agreement, or (e) the manufacture of [***] or Products on or after the First Restatement Date.

11.3.

Indemnification Procedure.  Subject to Section 2.4.3 (if applicable), in connection with any Losses and Claims for which a Party (the “Indemnitee”) seeks indemnification from the other Party (the “Indemnitor”) pursuant to this Agreement, the Indemnitee shall: (a) give to Indemnitor prompt written notice of the Losses and Claims; provided, however, that failure to provide such notice shall not relieve the Indemnitor of its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnitor, at the Indemnitor’s expense, in connection with the defense and settlement of the Losses and Claims; and (c) permit the Indemnitor to control the defense and settlement of the Losses and Claims; provided, however, that in the event such settlement materially adversely impacts the Indemnitee’s rights or obligations, the Indemnitor may not settle the Losses and Claims without the Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed.  Further, the Indemnitee shall have the right to participate (but not control) and be represented in any suit or action by advisory legal counsel of its selection and at its own expense.

12.LIMITATION OF LIABILITY

12.1.

Consequential Damages Waiver.  EXCEPT FOR A BREACH OF SECTION 9 OR OBLIGATIONS ARISING UNDER SECTION 11, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

13.TERM; TERMINATION

13.1.	Term. The term of this Agreement shall commence as of the Original Effective Date and shall expire upon the expiration of the Royalty Term.
13.2.

Termination for Cause.  Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party breaches any of its material obligations hereunder and fails to cure such breach within thirty (30) days of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such thirty (30) day period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed sixty (60) days.  Any termination by a Party under this Section 13.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.  For the avoidance of doubt, Maruho’s failure to use Commercially Reasonable Efforts to Develop and Commercialize the Product shall constitute a material breach by Maruho under this Agreement.  Additionally, the Parties acknowledge and agree that a Party’s breach of its material obligations under the ASEAN License Agreement shall constitute a breach hereunder and shall give the other Party the right to terminate this Agreement for cause in accordance with the terms of this Section 13.2, mutatis mutandis.

13.3.

Termination for a Bankruptcy Event.  Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party.  “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

13.4.

Maruho Termination.  Maruho shall have the right to terminate this Agreement upon thirty (30) days written notice to Journey upon the occurrence of: (a) the Product has not received Regulatory Approval in the Territory by the end of 2027, (b) the labeling for the Product obtained or expected to be obtained in the Territory will not allow for an economically-viable Commercialization of the Product, (c) the initial Japan National Health Insurance (NHI) price or that of subsequent revisions does not allow for an economically-viable Commercialization of the Product in the Territory or (d) the Development or the Commercialization of the Product could not be continued due to a safety issue related to [***] or the Product.

13.5.

Termination for Challenge to Licensed IP Rights.  Journey shall have the right to immediately terminate this Agreement at any time after the First Restatement Date in the event Maruho or any of its Affiliates or its or their sublicensees contests or challenges, or supports or assists any Third Party to contest or challenge, in any patent office, court, regulatory agency or other forum, Journey’s ownership of or rights in, or the validity, enforceability or scope of, any of the Licensed IP Rights.  Additionally, the Parties acknowledge and agree that any such challenge to Journey’s ownership of or rights in, or the validity, enforceability or scope of, any of the Licensed IP Rights brought by Maruho, its Affiliates or its or their sublicensees under the ASEAN License Agreement shall give Journey the right to terminate this Agreement in accordance with the terms of this Section 13.5, mutatis mutandis.

13.6.	Effect of Termination or Expiration.
13.6.1.

Upon termination or expiration of this Agreement, Maruho shall pay to Journey all amounts due to Journey as of the effective date of termination or expiration within thirty (30) days following the effective date of termination or expiration.

13.6.2.

Upon expiration (but not termination) of this Agreement, Journey hereby grants to Maruho a sublicensable, royalty-free, fully paid up, irrevocable and perpetual right and license to use a Journey Trademark used by Maruho and the Licensed IP Rights for the purpose of the Exploitation of the Product in the Field within and for the Territory.

13.6.3.

Upon termination of this Agreement, Maruho shall have the right to sell its remaining inventory of Product following the termination of this Agreement so long as Maruho has fully paid, and continues to fully pay when due, any and all royalties owed to Journey, and Maruho otherwise is not in material breach of this Agreement.

13.6.4.

Upon termination of this Agreement, all licenses granted by Journey to Maruho (except as otherwise set forth in Section 2.1 with respect to the Know-How Perpetual License) shall terminate.  For avoidance of doubt, termination of the licenses granted by Journey to Maruho shall terminate all sublicenses granted by Maruho hereunder related thereto.

13.6.5.	Subject to Section 17.17, upon termination of this Agreement:
(a)

Maruho shall: (i) at no costs to Journey, transfer to Journey all data, Regulatory Filings and Regulatory Approvals held by Maruho with respect to the Product, (ii) to the extent subsection (i) is not permitted by the Regulatory Authority, at no costs to Journey, permit Journey to cross- reference and rely upon any Regulatory Approvals and Regulatory Filings filed by Maruho with respect to the Product, and (iii) except as set forth in Section 13.6.3 cease the further manufacture, Development or Commercialization of Product in the Territory provided that if Maruho terminated this Agreement in accordance with 13.2 or 13.3 Journey shall pay reasonable consideration to Maruho for the transfer and cross reference.  Notwithstanding the foregoing to contrary, in the case of a Bankruptcy Event of Journey, the provisions of this Section 13.6.5(a) shall not apply unless Maruho has elected to terminate this Agreement pursuant to Section 13.3.

(b)

Except in the case of termination by Maruho under Section 13.2 or 13.3, Maruho hereby grants to Journey a royalty-free, fully paid up, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the Product Trademarks for the purpose of manufacturing, marketing, distributing, selling or otherwise Exploiting the Product.

13.7.	Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 2.1 (solely with respect to the Know-How Perpetual License, as applicable), 2.1.1, 2.4.3, 2.4.4, 2.4.5, 4.3, 4.5, 6, 7, 8.1, 8.2, 8.3 (first sentence only), 8.4, 8.5, 8.6(b), 9, 10.4, 11, 12, 13.6, 13.7, 15.1, 16 and 17 shall survive expiration or termination of this Agreement.

14.PRESS RELEASES

The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Schedule C.  Such press releases shall be issued within three (3) Business Days after the Effective Date.  Except as required by applicable laws (including disclosure requirements of the SEC or any stock exchange on which securities issued by a Party are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section.  In the event of such a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement at least three (3) Business Days prior to the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

15.MARUHO INSURANCE

15.1.

Insurance Requirements.  Maruho will maintain during the Term and until the later of: (a) three (3) years after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Product have expired, product liability insurance with coverage limits of not less than [***] per occurrence and [***] in the aggregate and clinical trial insurance which reasonably covers the liabilities arising from each clinical trials.  Maruho has the right to provide the total limits required by any combination of primary and umbrella/excess coverage.  The minimum level of insurance set forth herein shall not be construed to create a limit on Maruho’s liability hereunder.

15.2.	Policy Notification. Upon Journey’s request, Maruho shall provide Journey with certified copies of such policies or original certificates of insurance evidencing such insurance.

16.DISPUTE RESOLUTION

16.1.

General.  The following procedures shall be used to resolve any dispute arising out of or in connection with this Agreement except for disputes for which injunctive or other equitable relief is sought to prevent the unauthorized use or disclosure of proprietary materials or information or prevent the infringement or misappropriation of a Party’s Intellectual Property Rights.  Any dispute that is not otherwise resolved by the Parties as provided by Section 3.3 shall skip the procedure in Section 16.2 and go directly to Section 16.3.

16.2.

Meeting.  Promptly after the written request of either Party, each of the Parties shall appoint a designated representative to meet in person or by telephone to attempt in good faith to resolve any dispute.  If the designated representatives do not resolve the dispute within sixty (60) Business Days of such request, then an executive officer of each Party shall meet in person or by telephone to review and attempt to resolve the dispute in good faith.  The executive officers shall have sixty (60) Business Days to attempt to resolve the dispute.

16.3.

Arbitration.  Any disputes that are not otherwise resolved by the Parties shall be submitted to binding arbitration with the International Centre for Dispute Resolution (“ICDR”) in San Francisco, California, U.S.A. in accordance with the then-prevailing commercial arbitration rules of the ICDR.  The language of the arbitration shall be English.

16.3.1.

There shall be three (3) arbitrators, one selected by the initiating Party in the request for arbitration, the second selected by the other Party within twenty (20) days of the request for arbitration, and the third (who shall act as chairperson of the arbitration tribunal) selected by the two (2) Party-appointed arbitrators within twenty (20) days of the selection of the second arbitrator.  In the event that the respondent fails to select an arbitrator, or if the two Party-appointed arbitrators are unable or fail to agree upon the third arbitrator, the ICDR shall designate the remaining arbitrator(s) required to comprise the tribunal.

16.3.2.

Each arbitrator chosen shall speak, read, and write English fluently and shall be either (i) a practicing lawyer who has specialized in business litigation with at least ten (10) years of experience, or (ii) a retired judge of a court of general jurisdiction.

16.3.3.

The arbitrators shall issue an award within nine (9) months of the submission of the request for arbitration.  This time limit may be extended by agreement of the Parties or by the tribunal if necessary.  It is expressly understood and agreed by the Parties that the rulings and award of the tribunal shall be conclusive on the Parties, their successors and permitted assigns.  Judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.

16.3.4.

The cost of the arbitration, including the fees and expenses of the arbitrator, will be shared equally by the Parties.  The prevailing Party shall be entitled to recover from the losing Party the prevailing Party’s attorneys’ fees and costs.  The arbitrator shall have the right to apportion liability between the Parties, but will not have the authority to award any damages or remedies not available under the express terms of this Agreement.

17.GENERAL PROVISIONS

17.1.

Assignment.  Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) Journey may assign to a Third Party its rights to receive some or all of the fees payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (c) either Party may assign this Agreement in its entirety to a successor to all or substantially all of its business to which this Agreement relates; provided further that, to the extent Maruho has the right to assign its rights and obligations under this Agreement pursuant to this Section 17.1, it may only exercise such right in connection with a contemporaneous assignment to the same assignee of its rights and obligations under the ASEAN License Agreement.  The assigning Party shall provide the other Party with prompt written notice of any such assignment.  Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder.  Any attempted assignment in contravention of the foregoing shall be void.

17.2.

Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

17.3.	Governing Law; Exclusive Jurisdiction.
17.3.1.

This Agreement shall be governed by and construed under the laws in effect in the State of California, U.S.A., without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result, except that issues subject to the arbitration clause and any arbitration hereunder shall be governed by the applicable commercial arbitration rules and regulations.

17.3.2.

The courts located in San Mateo County, California, U.S.A. shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, and (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party.  Notwithstanding the foregoing, application may be made to any court of competent jurisdiction with respect to the enforcement of any judgment or award.

17.4.

Force Majeure.  Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated.  If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for one hundred eighty (180) days or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

17.5.	Translation. Maruho has no obligation to translate the documents related to the Agreement unless the obligation of translation is clearly stated in this Agreement.
17.6.

Obligation.  Each Party shall bear the cost for performing its own obligations herein including but not limited to the labor cost of its own employees unless otherwise explicitly set forth in this Agreement.

17.7.

Waivers and Amendments.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.8.

Relationship of the Parties.  Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Journey and Maruho, or to constitute one Party as the agent of the other.  Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

17.9.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
17.10.

Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), by an internationally recognized overnight delivery service (receipt requested), or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by written notice):

If to Journey:	Journey Medical Corporation 9237 East Via De Ventura, Suite 105 Scottsdale, ZA 95258, U.S.A. Attention: Chief Executive Officer
If to Maruho:	Maruho Co., Ltd. 1-5-22, Nakatsu Kita-ku, Osaka, 531-0071, Japan Attention: Global Business Development Department

17.11.

Further Assurances.  Maruho and Journey hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

17.12.

No Third Party Beneficiary Rights.  Subject to Section 2.4 (and only to the extent it is applicable), this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.13.

Entire Agreement.  This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter.  In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

17.14.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.15.

Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.16.

Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

17.17.

Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the Non-Bankrupt Party.  Without limiting the generality of the foregoing,

17.17.1.

subject to the Non-Bankrupt Party’s rights of election under Section 365(n) of the U.S. Bankruptcy Code, all licenses granted to the Non-Bankrupt Party under this Agreement will continue subject to the respective terms and conditions hereof and thereof, and will not be affected, even by the Bankrupt Party’s rejection of this Agreement;

17.17.2.

the Bankrupt Party shall not unreasonably interfere with the Non-Bankrupt Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not unreasonably interfere with the Non-Bankrupt Party in obtaining intellectual property and all embodiments of intellectual property from another entity;

17.17.3.

the automatic stay under Section 362 of the U.S. Bankruptcy Code shall not apply to any instructions from the Non-Bankrupt Party to the Bankrupt Party relating to obtaining a duplicate of, or access to, the intellectual property pursuant to Section 17.17 of this Agreement; and

17.17.4.

the “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all embodying intellectual property, Regulatory Filings and related rights, Know-How and Manufacturing Know-How.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

MARUHO CO., LTD.		JOURNEY MEDICAL CORPORATION

By:	/s/ Atsushi Sugita	By:	/s/ Claude Maraoui

Name:	Atsushi Sugita	Name:	Claud Maraoui

Title:	President and Chief Executive Officer	Title:	Chief Executive Officer